EXHIBIT 99.1

                              [Ligand Letterhead]

October 3, 2005

Daniel S. Loeb
Chief Executive Officer
THIRD POINT LLC
390 Park Avenue
New York, NY 10022

Dear Mr. Loeb:

I am in receipt of your letters dated September 23, 2005 and September 30, 2005, and have discussed them with the Board of Directors of the Company.

As you know, and as I expect was your intention in publishing these letters, the Company cannot respond substantively to your one-sided perspective on the Company's performance and value due to its current reporting position. As soon as the Company releases its restated results and its 2005 periodic reports are current, management plans to provide a full business update and to spend significant time with stockholders, whether one-on-one or in investor meetings. However, as to the procedural matters you have raised in your most recent letter:

1. The Audit Committee, the Board of Directors and management, as well as the outside auditors, have been, and continue to be, intensely focused on completing the Company's previously announced restatement as promptly as possible. The Company's highest priority is to become current on its public information by completing the restatement and filing the Company's amended historical restated annual financial statements and 2005 periodic reports. Subject to acceptance of a mutually agreed upon written confidentiality agreement, the Company would be willing to meet with you to discuss the status of that process and resources devoted, and consider any suggestion you might have to further accelerate that process.

2. The Company has referred your request to increase the trigger threshold to 20% or rescind the Company's shareholder rights plan to the independent directors under the coordination of the Board's lead independent director, John Groom. They will, I know, consider your request carefully and in the context of their duties to all stockholders.

3. As to your requests for appointment of directors, our Nominating Committee will await your presentation of candidates for our Board of Directors. It will consider those candidates' credentials and interests promptly along with other potential candidates that have been and might be considered as part of the Nominating Committee's normal process. Following this process, the Nominating Committee will make a recommendation to the Board whether such candidates merit appointment now, or whether you should instead submit them to our stockholders directly in connection with our next annual meeting.


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4. We are equally desirous of conducting our annual meeting expeditiously, and are prepared to discuss with you a mutually agreeable date for that meeting which allows our stockholders adequate time to consider the Company's financial position and business update following release of our restated results and our 2005 periodic reports, so that all of the Company's stockholders are able to have an understanding of the Company's business, financial condition, results of operations and liquidity.

To facilitate the continued focus of the Audit Committee, the Board of Directors and management on completion of the restatement process, John Groom and I will serve as your point of contact with the Board on a going forward basis. This will allow the other members of the Board of Directors, particularly the members of the Board's Audit Committee, to focus their efforts on completing the restatement of the Company's historical financial statements.

John and I look forward to having a more balanced dialogue related to your proposals and to continuing to build the value of the Company's assets - value which has been built over the last 10 to 15 years by the Company's current management team.

Best regards,

/s/ David E. Robinson

David E. Robinson

Chairman, President and Chief Executive
Ligand Pharmaceuticals Incorporated

cc:      Board of Directors of Ligand Pharmaceuticals Incorporated